Exhibit 99.2 - Joint Filer Information

Names of Joint Filers:

(1)    James J. Kim
(2)    915 Investments, LP

Address:

James J. Kim: 1900 South Price Road, Chandler, AZ 85248
915 Investments, LP: 915 Mt. Pleasant Rd., Bryn Mawr, PA 19010

Designated Filer:  James J. Kim

Issuer & Ticker Symbol: Amkor Technology, Inc. (AMKR)
(Nasdaq Global Select Market)

Date of Event Requiring Statement: June 18, 2013

Signature:

/s/ Jerry Allison, as attorney in fact for James J. Kim on June 18, 2013
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Jerry Allison, as Attorney-in-Fact, for James J. Kim

/s/ Christie B. Tillapaugh, as attorney in fact for 915 Investments, LP on
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June 18, 2013
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Christie B. Tillapaugh, as Attorney-in-Fact, for James J. Kim as General Partner
of 915 Investments, LP